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UNITED AUTO GROUP, INC.                                    PRESS RELEASE



Contact: Carl Spielvogel                    Bob Amen
         Chairman and Chief                 Amen & Associates
         Executive Officer                  212 448-4200
         Robert Nelson
         Chief Financial Officer
         212 223-3300


FOR IMMEDIATE RELEASE

                 UNITED AUTO GROUP ANNOUNCES ACQUISITION OF NINE
                 DEALERSHIPS WITH REVENUES TOTALING $430 MILLION


             Chrysler, Infiniti, Lexus, Nissan and Toyota Franchises
                  To Expand Company's Presence in the South and
                           New York Metropolitan Area



NEW YORK, NEW YORK, February 25, 1997 - United Auto Group, Inc. (NYSE: UAG), the nation's second largest publicly-traded automotive retailer, has signed a definitive agreement to acquire 100% of the capital stock of nine automotive dealerships located in the South and New York metropolitan area which represent the Chrysler, Infiniti, Lexus, Nissan and Toyota brands.

         The announcement was made today by Carl Spielvogel, Chairman and Chief Executive Officer of United Auto and Marshall S. Cogan, Chairman of the Executive Committee of United Auto.

         The dealerships, which had estimated 1996 revenues of approximately $430.0 million, are owned by John A. Staluppi and John A. Staluppi, Jr. The aggregate consideration for the acquisition is approximately $53.0 million, including approximately $25.0 million in cash, promissory notes totaling $25.0 million and approximately $3.0 million in United Auto common stock. The Company has agreed to make certain additional

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payments contingent upon the future performance of the dealerships. The Company has also agreed to, make an additional cash payment to the extent that the common stock issued in the transaction is valued at less than $3.0 million when the shares become freely tradable. The transaction is expected to close by May 1, 1997 and is subject to manufacturer approvals as well as other customary conditions.

         United Auto has pursued a business strategy based on internal growth from existing dealerships and on strategic acquisitions. The acquisition of the nine Florida and New York metropolitan area dealerships is United Auto's third acquisition since completing its initial public offering on October 28, 1996. The Company expects to complete the previously announced acquisitions of Houston-based Shannon Automotive Ltd., which operates Crown Dodge and Jeep Eagle Chrysler-Plymouth, and Las Vegas-based Gary Hanna Nissan Inc. by March 15 and April 30, 1997, respectively.

         The Southern dealerships, located in West Palm Beach, Florida are:
Florida Chrysler-Plymouth Jeep Eagle; Palm Beach Toyota; Palm Infiniti and Palm Nissan. The New York metropolitan area dealerships, located on Long Island, are: Amity Toyota Superstore, Lexus of Massepequa, Westbury Nissan Superstore and Westbury Toyota. All of the dealerships also sell previously- owned vehicles and offer a complete range of services including service and parts, and the placement of financing and insurance.


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         Mr. Spielvogel said, "The acquisition of these dealerships reflects our commitment to strong brands as well as our confidence in the growth of the West Palm Beach and Long Island markets."

         United Auto also owns six Chrysler, two Lexus, five Nissan and four Toyota dealerships in the urban areas of Arizona, Arkansas, Georgia, and the New York metropolitan area, including Arkansas-based Landers Auto Sales, one of the nation's largest dealers of Chrysler products, and Atlanta Toyota, the nation's fourth largest Toyota dealer.

        Mr. Cogan said, "Acquiring these dealerships reflects our commitment to complete a transaction of scale during the first half of this year. We will employ these assets to generate long-term growth and shareholder value."

        United Auto operates 38 franchises in Arizona, Arkansas, Connecticut, Georgia, New Jersey, New York and Tennessee. As an integral part of its dealership operations, United Auto sells used vehicles and operates eight stand-alone United Auto Mart used vehicle retail centers. United Auto dealerships market a complete line of aftermarket automotive products and services through United AutoCare The Company also owns Atlantic Auto Finance Corporation, a finance company engaged in the purchase, sale and servicing of prime credit quality automobile loans.